FORM 8-K

        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K
                         CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                              1934


                          February 22, 2000
        (Date of Report, date of earliest event reported)


                       Stage Stores, Inc.
     (Exact name of registrant as specified in its charter)


             Commission file number 001-14035



           DELAWARE                         76-0407711
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)         Identifications No.)

  10201 Main Street, Houston,                 77025
             Texas                          (Zip Code)
(Address of principal executive
           offices)


                         (713) 667-5601
      (Registrant's telephone number, including area code)


                         Not Applicable
     (Former name or address, if changed since last report)


ITEM 5.  Other Events.

     On February 22, 2000, Carl Tooker left employment with the Company, effective that date. Mr. Tooker was Chairman, Chief Executive Officer and President of the Company. Also effective that date, Steve Lovell, ceased serving as Chief of Field Operations Officer, and will leave the Company by March 31, 2000.

     With Mr. Tooker's departure, the Company's Board will oversee operations and coordinate the search for a new Chief Executive Officer. The Board appointed Director John J. (Jack) Wiesner interim Chairman, Chief Executive Officer and President. Prior to becoming a Director of the Company, Mr. Wiesner served as Chairman of the Board of Directors and Chief Executive Officer of C.R. Anthony Company, a national retail apparel chain which the Company acquired in 1997. The other members of the Board of Directors have agreed to assist Mr. Wiesner as necessary.

     The  Company is actively conducting a search for a new Chief
Executive Officer.

     Mr. Tooker's departure follows an inquiry conducted by a Special Committee consisting of all of the non-management members of the Board of Directors, which reviewed certain transactions between the Company and Mr. Tooker. The effects of the transactions reviewed have been reflected in the Company's results for prior periods, and the Committee believes they are not material to the financial condition or operations of the Company. However, these transactions had not been properly reported to the Company's Board of Directors.

     Specifically, the Special Committee determined that the Company purchased Mr. Tooker's personal residence in 1997 at a price specified by him, and assumed all liability for the property, including upkeep and existing debt payments, until it was sold in 1999. The Company sustained a loss of $806,556 as a result of this transaction. Although the payment of these funds has been reflected in the Company's books and records, this transaction has not been previously disclosed in prior filings with the SEC, nor was it discussed with or approved by the Board of Directors.

     In another transaction, it was determined that in May, 1997 the Company entered into a severance agreement and a separate consulting contract in connection with the separation of an employee who shortly thereafter became Mr. Tooker's spouse. The Company recorded in its books and records payments to or for the benefit of his spouse beginning in May, 1997, and ending in August 1998, totaling $608,317.48, without the knowledge or approval of the Board of Directors. The Special Committee also determined that while employed by the Company in 1996 and 1997, this employee entered into transactions with a company with whom her sister was believed to be affiliated, in which the Company paid a total of $313,260 for purchases of clothing inventory. The Special Committee did not find any overcharges with respect to the inventory purchases.

     Demand has been made upon Mr. Tooker to reimburse the Company for the unauthorized payments regarding his personal residence and the severance paid to his spouse. In addition, the Company has demanded repayment by Mr. Tooker of outstanding loans he obtained from the Company, with interest thereon, totaling approximately $1.1 million. Some of these loans are secured by collateral which includes securities of the Company. Mr. Tooker has not responded to the Company's demands.

     The Special Committee further determined that during the years 1997 through 1999, the Company maintained a contractual relationship with Stage Planning and Design, Inc. ("SPAD"), believed to be a wholly owned subsidiary of U.S. Builders, Inc., to manage the construction of store remodeling. Under the terms of this agreement, the Company was required to and did reimburse or pay direct all of SPAD's costs, including all payroll expenses. In 1997, the Company paid SPAD in excess of $2.4 million, and in 1998 in excess of $9.9 million. Until late 1999, Mr. Tooker's son-in-law was an officer and project manager for SPAD, whose compensation was included as a reimbursable expense billed to the Company during this time. Although the expenditures were recorded on the Company's books and records for the years in which they were accrued, the relationship involving Mr. Tooker's son-in-law was not previously discussed with and approved by the Board of Directors.

     A Press Release regarding Mr. Tooker's departure and certain other matters was issued by the Company on February 22, 2000 and was filed as Exhibit 99.1 to Form 8-K dated February 23, 2000.

     A press release regarding the Company announcing fourth quarter and full year 1999 results of operations and completion of $35.0 million senior revolving credit facility and certain other matters was issued by the Company on March 9, 2000 and is attached hereto as Exhibit 99.1.

ITEM 7.  Financial Statements and Exhibits.

     (a)  Financial statements of business acquired.

       Not applicable.

     (b)  Pro forma financial information.

       Not applicable.

     (c)  Exhibits.

       99.1 Press release dated March 9, 2000 issued by the Company.






                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        STAGE STORES, INC.

March 9, 2000                           /s/ James A. Marcum
 (Date)                                 James A. Marcum
                                        Vice Chairman and,
                                        Chief Financial Officer